EXHIBIT 11

PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                                                  Quarter Ended
                                                                    March 31
                                                                 1994         1993
INCOME ($ thousands)
Net income                                                   $11,100       $9,500
Preferred dividend requirements                                1,366        2,000
Earnings available to common and common
  equivalent shares - Primary                                  9,734        7,500

Preferred dividends assuming conversion
    of Preferred Stock:
        Series 1987                                                0          620
        Series 1988                                              256          255
        Series 1990                                            1,110        1,125
Tax benefit on preferred ESOP dividend
    eliminated due to conversion into common                    (264)        (212)
Tax benefit on ESOP dividend assuming con-
    version to common, at common dividend rate                    92           71

Earnings available for common and common equivalent
   shares - Diluted                                          $10,928       $9,359

SHARES (thousands)
Weighted average number of shares outstanding
   during the period                                          18,169       16,394
Shares issuable on exercise of stock options
   less shares repurchaseable from proceeds                      203          178

Common and Common Equivalent Shares -
     Primary                                                  18,372       16,572

Shares issuable on conversion of:
   $1.50 Cumulative Convertible Preferred Stock,
      Series 1987                                                  0        1,660
   $7.50 Callable Cumulative Convertible
      Preferred Stock, Series 1988                               513          530
   8% Callable Cumulative Voting Convertible
      Preferred Stock, Series 1990                             2,121        2,133

Common and Common Equivalent Shares -
      Diluted                                                 21,006       20,895


EARNINGS PER SHARE:
  PRIMARY                                                       $.53         $.45
  DILUTED                                                        .52          .44

All share and per share data adjusted for 50% stock dividend in June 1993.